Exhibit 99.1

Allied Nevada Reports Expansion of Main Mineralized Zones at Hasbrouck with Results Including 24 Meters of 2.1 g/t Gold and 9 g/t Silver (2.2 g/t Gold Equivalent)

October 18, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (NYSE-A: ANV; TSX: ANV) is pleased to provide highlights from recent drilling at its wholly owned Hasbrouck project, located five miles south of Tonopah, Nevada. Recent assay results indicate extension of the previously discovered higher grade Saddle, Franco and Crossroad zones.

To date, Allied Nevada has drilled 26,023 meters in 106 holes at Hasbrouck. The drill program has been primarily directed towards resource expansion and further definition of the high grade potential.

Allied Nevada concluded its second round of follow up drilling at Hasbrouck to define the higher grade zones. This drilling (holes 73, 82, 83 & 91) confirmed continuity of the Saddle Zone to the west including 24 meters of 2.1 g/t Au1 and 9 g/t Ag1 (2.2 g/t AuEq2).

The program is designed to provide data as the Company works toward completing a resource update and preliminary economic assessment expected to be released in the first quarter of 2012.

“We are excited about the growth potential of this project as our drill program continues to intersect higher grade zones of mineralization,” commented Dave Flint, Vice President, Exploration for Allied Nevada. “We are looking forward to completing the preliminary economic assessment and seeing the benefits of recent drilling incorporated into the update in the first quarter of 2012”.

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification and oxidization, with associated adularia and pyrite. The high-grade mineralization is hosted in intensely silicified, veined, and hydrothermally brecciated sedimentary and tuffaceous volcanic rocks. The property is located approximately 50 miles south of the Round Mountain open pit mine.

The following table includes significant intercepts encountered at Hasbrouck:

	From meters	To meters	Thickness meters	Grade (g/t)
Hole Id				Gold	Silver	Gold Equivalent
						$800 Au/$14 Ag
HSB11-073	9	126	117	0.9	21.3	1.2
including	19	34	15	1.5	58.1	2.5
and	163	174	11	0.7	24.6	1.1
HSB11-91	7	112	105	1.1	20	1.5
including	86	110	24	2.1	9	2.2
and	133	187	54	0.5	10	0.7
HSB11-92	146	280	134	0.53	14.0	0.8

1.	Au = gold, Ag = silver
2.	Gold equivalent is calculated gold prices of $800 and $14 (57.1:1), which is the ratio Allied Nevada uses for long-term planning and resource estimation purposes.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold analysis is conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods and gravimetric finish. Primary silver analysis is determined by the 1-assay ton gravimetric method.

The technical information contained in this news release has been prepared under the supervision of Kevin Kunkel, Manager of Regional Exploration for Allied Nevada Gold Corp. (AIPG Certified Professional Geologist #11139), who is a Qualified Person as defined by National Instrument 43-101.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This news release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hasbrouck; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hasbrouck; resource estimates; estimates of gold and silver grades; expected timing and results of our resource update and preliminary economic assessment; our planned exploration program for 2011 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The terms “contained ounces of gold” and “contained ounces of silver” used in this press release are not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable, or that any part or all of mineral deposits in these categories will ever be converted into reserves.

The technical contents of this news release have been prepared under the supervision of Kevin W. Kunkel, Manager of Regional Exploration for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hasbrouck NI 43-101 Technical Report dated August 14, 2006 and filed with SEDAR at www.sedar.com.

Hasbrouck: Ongoing 2011 Drill Results | 2